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TARGET CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE I
GENERAL

    Sec. 1.1  Name of Plan.   The name of the Plan set forth herein is the Target Corporation Director Deferred Compensation Plan. It is referred to herein as the "Plan."

    Sec. 1.2  Purpose.   The purpose of the Plan is to provide a means whereby Target Corporation (the "Company") may allow certain directors a way to defer compensation.

    Sec. 1.3  Effective Date.   The Effective Date of the Plan is January 1, 1997.

    Sec. 1.4  Company.   "Company" means all of the following:

  (a)
  Target Corporation, a Minnesota corporation.

  (b)
  Any successor of Target Corporation (whether direct or indirect, by purchase of a majority of the outstanding voting stock of Target Corporation or all or substantially all of the assets of Target Corporation, or by merger, consolidation or otherwise).

  (c)
  Any person that becomes liable for the obligations hereunder of the entities specified in (a) and (b) above by operation of law.

    Sec. 1.5  Participating Employers.   The Company is a Participating Employer in the Plan. With the consent of the Company, by action of the Board or any duly authorized officer, any wholly-owned subsidiary of the Company may, by action of its board of directors or any duly authorized officer, also become a Participating Employer in the Plan effective as of the date specified by it in its adoption of the Plan; but the subsidiary shall cease to be a Participating Employer on the date it ceases to be a wholly-owned subsidiary of the Company.

    Sec. 1.6  Construction and Applicable Law.   The Plan is intended to be an unfunded benefit plan maintained for the purpose of providing deferred compensation for certain directors. The Plan shall be construed and administered according to the laws of the State of Minnesota. All controversies, disputes and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

    Sec. 1.7  Rules of Construction.   The Plan shall be construed in accordance with the following:

  (a)
  Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered as part of the text of the Plan and shall not influence its construction.

  (b)
  Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

  (c)
  All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

  (d)
  Use of the words "hereof," "herein," "hereunder" or similar compounds of the word "here" shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

  (e)
  The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

ARTICLE II
DEFINITIONS

    Sec. 2.1  Beneficiary.   "Beneficiary" means the person or persons designated as such in accordance with Article VI.

    Sec. 2.2  Benefit Deferral Period.   "Benefit Deferral Period" means that period of one Plan Year as determined pursuant to Article IV over which a Participant defers a portion of such Participant's Earnings.

    Sec. 2.3  Board.   "Board" means the board of directors of the Company, and includes any committee thereof authorized to act for said board of directors.

    Sec. 2.4  Committee.   "Committee" means the Plan Administrative Committee appointed in accordance with Section 7.1(d) hereof which is authorized by the Board of Directors of the Company to act on behalf of the Company in accordance with the terms of this Plan.

    Sec. 2.5  Crediting Rate.   "Crediting Rate" means the earnings or losses for a day on the Crediting Rate Alternative(s) available for the Plan.

    Sec. 2.6  Crediting Rate Alternative.   "Crediting Rate Alternative" means the Crediting Rate for any investment fund options available to Participants of the TGT 401(k) Plan.

    Sec. 2.7  Cumulative Deferral Amount.   "Cumulative Deferral Amount" means the total cumulative amount by which a Participant's Earnings must be reduced over the period prescribed in Section 4.1.

    Sec. 2.8  TGT 401(k) Plan.   "TGT 401(k) Plan" or "TGT 401(k)" means the Target Corporation 401(k) Plan, formerly known as the "SRSP" (Dayton Hudson Corporation Supplemental Retirement Savings and Employee Stock Ownership Plan).

    Sec. 2.9  Deferral Account.   "Deferral Account" means the accounts maintained on the books of account of the Company pursuant to Section 4.2.

    Sec. 2.10  Director.   "Director" means any person who is a director of the Company or another Participating Employer but who is not an Employee of a Participating Employer.

    Sec. 2.11  Earnings.   "Earnings" means the total fees paid to a Participant for service on the Board (or any committee thereof) or on a board of a Participating Employer.

    Sec. 2.12  Employee.   "Employee" means a Qualified Employee as that term is defined in the TGT 401(k) Plan.

    Sec. 2.13  Enhancement.   "Enhancement" means an additional .1667% per month added to each Crediting Rate Alternative.

    Sec. 2.14  Enrollment Agreement.   "Enrollment Agreement" means the agreement entered into by the Company and a Director pursuant to which the Director becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

    Sec. 2.15  Participant.   "Participant" means an eligible Director who has filed a completed and executed Enrollment Agreement or authorization form with the Company and is participating in the Plan in accordance with the provisions of Article IV.

    Sec. 2.16  Person.   "Person" means an individual, partnership, corporation, estate, trust or other entity.

    Sec. 2.17  Plan Year.   "Plan Year" means the period commencing with the Effective Date and ending December 31, 1997 and each subsequent calendar year.

    Sec. 2.18  Rate of Return Alternative Change Form.   "Rate of Return Alternative Change Form" means the form of authorization approved by the Company by which the Participant notifies the Plan of its choices for Crediting Rate Alternatives for his account under the Plans.

    Sec. 2.19  Retirement.   "Retirement" shall mean when the Director ceases to be a director of all Participating Employers.

    Sec. 2.20  Signature.   "Signature" or "sign" as used herein shall mean either the Participant's written signature or the Participant's electronic signature evidenced by the use of an electronic personal identification number.

ARTICLE III
ELIGIBILITY

    Sec. 3.1  Eligibility.   A Director shall be a Participant while, and only while, he or she is a director of a Participating Employer, subject to the following:

  (a)
  The Director must complete an enrollment and sign an insurance consent form, in the form that the Company determines in order to defer Earnings. The insurance consent form will allow the Company to purchase life insurance on the Director with the Company as beneficiary.

    Sec. 3.2  No Guarantee of Continued Directorship.   Participation in the Plan does not constitute a guarantee or contract with any Participating Employer guaranteeing that the Director will continue to be a director. Such participation shall in no way interfere with any rights the shareholders of a Participating Employer would have in the absence of such participation to determine the duration of the director's service.

ARTICLE IV
PARTICIPATION AND BENEFITS

    Sec. 4.1  Election to Participate.   Any Director of a Participating Employer who is eligible to participate may enroll in the Plan by filing a completed and fully executed Enrollment Agreement or authorization form with the Company. Pursuant to said Enrollment Agreement or authorization form, the Director shall irrevocably designate a percent by which the Earnings of such Participant would be reduced over the Benefit Deferral Period next following the execution of the Enrollment Agreement; provided, however, that:

  (a)
  Reduction in Earnings. Except as otherwise provided in this Section 4.1, the Earnings of the Participant for the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year.

  (b)
  Maximum Reduction in Earnings. A Participant may not elect a Cumulative Deferral Amount that would cause the reduction in Earnings to exceed one hundred percent (100%) of Earnings payable during such Plan Year. In the event that a Participant elects a Cumulative Deferral Amount that would violate the limitation described in this paragraph (c), the election shall be valid except that the Cumulative Deferral Amount so elected shall automatically be reduced to comply with such limitation.

  (c)
  Mid-Year Elections to Participate. Notwithstanding any provision of the Plan to the contrary, a Director who did not file an Enrollment Agreement prior to the Benefit Deferral Period commencing on the first day of the Plan Year may file an Enrollment Agreement in advance of July 1 of that year during a period specified by the Committee and in accordance with such rules as the Committee may establish, which shall be effective as of July 1, and shall apply to the Participant's Earnings payable during the last six months of the Plan Year.

    Sec. 4.2  Deferral Accounts.   The Company shall establish and maintain separate Deferral Accounts for each Participant. The amount by which a Participant's Earnings are reduced pursuant to Section 4.1 shall be credited by the Company to the Participant's Deferral Accounts as soon as administratively possible after each payment would otherwise have been paid. Such Deferral Accounts shall be debited by the amount of any payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. A separate Deferral Account shall be maintained for each type of deferral election made and for each Crediting Rate Alternative.

    Sec. 4.3  Crediting Rate Alternatives.   The Participant shall select the Crediting Rate Alternatives, using full percentages, that are to be applied to his or her Deferral Accounts. Participants may change their Crediting Rate Alternatives daily, by completing a Rate of Return Alternative Change Form. If a Participant does not make an election, the Crediting Rate Alternative will be a default Crediting Rate Alternative selected by the Committee.

    Sec. 4.4  Benefit Payment Elections.   At the time a Participant completes an Enrollment Agreement, he or she must also elect the method of benefit payment and the time to start the benefit. The elections are to be made for each Plan Year.

  (a)
  Method of Benefit Payment. Benefits for each Plan Year can be paid in a lump sum, five annual installments or ten annual installments.

  (b)
  Commencement of Benefit. The benefit for each Plan Year may be started as soon as possible following Retirement or one year following Retirement.

    Sec. 4.5  Crediting.   Each Deferral Account will be credited on the balance in the Deferral Account as follows:

  (a)
  Director.

  (i)
  Crediting Rate Alternative. Each Deferral Account of a Director will be credited at the end of a day on the balance in the Deferral Account at the beginning of that day using the Crediting Rate Alternative.

  (ii)
  Enhancement. The total balance in all Deferral Accounts on the first day of the month will be credited at the end of the month at a rate equal to the Enhancement. The amount will be credited among Participant's Deferral Accounts at the time the Enhancement is credited in an amount equal to the proportion which each Deferral Account has to the Participant's entire balance.

  (b)
  Former Director. Each Deferral Account of a Director who has had a Retirement will be credited at the end of a day on the balance in the Deferral Account at the beginning of that day, using the Crediting Rate Alternative.

  (c)
  One-Time Election to Change Payment Method. A Participant may file with the Committee a one-time election to change the method and time of payment of the Participant's existing benefits under this Plan, subject to the following:

  (i)
  An election under this subsection will be effective as of the last day of the second Plan Year following the Plan Year in which the election is filed; provided that the Participant is still a Director on that effective date.

  (ii)
  An election under this subsection will apply to all of the Participant's Deferral Accounts outstanding on the effective date of the election, as determined under paragraph (i), including any Account attributable to deferrals of Earnings during the Plan Year preceding said effective date. However, the election will not apply to deferrals of Earnings for the Plan Year containing the effective date of the election or subsequent Plan Years.

  (iii)
  Upon the effective date of an election under this subsection, the method of payment of the benefits described in paragraph (ii) shall be changed to payment in ten annual installments. The Participant's election under this subsection must specify whether said installments are to begin as soon as possible following Termination of Employment or one year following Termination of Employment.

  (iv)
  Only one election under this subsection may be made by a Participant during the Participant's lifetime.

    Sec. 4.6  Statement of Accounts.   The Company shall submit to each Participant, within one hundred twenty days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance standing to the credit of each Participant in his Deferral Accounts.

ARTICLE V
CERTAIN BENEFIT PAYMENTS

    Sec. 5.1  Termination of Enrollment in Plan..   With the written consent of the Company, a Participant may terminate his or her enrollment in the Plan by filing with the Company a written request to terminate enrollment. The Committee will review the request on behalf of the Company and will consent to the termination of a Participant's enrollment in the Plan in the event of an unforeseeable financial emergency of the Participant. An unforeseeable financial emergency shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon termination of enrollment, no further reductions shall be made in the Participant's Earnings pursuant to his or her Enrollment Agreement, and the Participant shall immediately cease to be eligible for any benefits under the Plan other than payments from his or her Deferral Accounts for the current Plan Year. In its sole discretion, the Committee may pay the Deferral Accounts on a date earlier than the Participant's Retirement with the Participating Employer, in which event the Committee shall calculate an amount which is appropriate in accordance with the unforeseeable financial emergency and that amount shall be paid as if the Participant had a Retirement with the Participating Employer on the date of such payment.

    Sec. 5.2  Survivor Benefits.

  (a)
  Death While Employed. If a Participant dies while a Director of a Participating Employer, the Company will pay the amount in his or her Deferral Accounts to the Participant's Beneficiary as soon as possible after death in a lump sum.

  (b)
  Death After Retirement. If a Participant dies after Retirement, and has not received all of his or her payments, and the Participant's Beneficiary is his or her spouse, payments shall be made to the spouse pursuant to the Participant's payout elections. If the Participant's spouse dies before receiving all payments, the remaining amount in the Deferral Accounts will be paid in a lump sum as soon as possible after the spouse's death to the spouse's estate. If a Participant dies after Retirement, has not received all of his or her payments and the Participant's Beneficiary is a Person other than his or her spouse, then payment shall be made in a lump sum as soon as possible after the Participant's death.

    Sec. 5.3  Small Benefit.   In the event that the Company determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Company may pay the benefit in the form of a lump sum, or reduce the number of installments notwithstanding any provision of this Article or Article IV to the contrary.

    Sec. 5.4  Withholding.   To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder or any other payment owing by the Company to the Participant the taxes required to be withheld by the federal or any state or local government.

    Sec. 5.5  Lump Sum Payout Option.   Notwithstanding any other provisions of the Plan, at any time after Retirement, but not later than ten years after Retirement of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 100% of the balance of his or her Deferral Accounts, if any, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent of the amount of his or her Deferral Accounts he or she elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Company determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at the Variable Interest Crediting Rate for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

ARTICLE VI
BENEFICIARY DESIGNATION

    Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Company during the Participant's lifetime on a form prescribed by the Company.

    The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse had previously been designated as Beneficiary.

    If a Participant fails to designate a Beneficiary as provided above, or if his or her Beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Company shall direct the distribution of such benefits to the Participant's spouse, if any, and if there is no spouse to the Participant's estate.

ARTICLE VII
ADMINISTRATION OF PLAN

    Sec. 7.1  Administration by Company.   The Company is the "administrator" of the Plan. Except as expressly otherwise provided herein, the Company shall control and manage the operation and administration of the Plan, make all decisions and determinations incident thereto and construe the provisions thereof. In carrying out its Plan responsibilities, the Company shall have discretionary authority to construe the terms of the Plan. Except in cases where the Plan expressly requires action on behalf of the Company to be taken by the Board, action on behalf of the Company may be taken by any of the following:

  (a)
  The Board.

  (b)
  The Chief Executive Officer of the Company.

  (c)
  The Vice President of Personnel of the Company.

  (d)
  Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the Chief Executive Officer or the Vice President of Personnel of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

    Sec. 7.2  Certain Fiduciary Provisions.   For purposes of the Plan:

  (a)
  Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

  (b)
  A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

  (c)
  Any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation.

  (d)
  Unless expressly prohibited in the appointment of a Named Fiduciary which is not the Company acting as provided in Sec. 7.1, such Named Fiduciary by written instrument may designate a person or persons other than such Named Fiduciary to carry out any or all of the fiduciary responsibilities under the Plan of such Named Fiduciary.

  (e)
  A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

    Sec. 7.3  Evidence.   Evidence required of anyone under this Plan may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made or presented by the proper party.

    Sec. 7.4  Records.   Each Participating Employer, each fiduciary with respect to the Plan and each other person performing any functions in the operation or administration of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by applicable law.

    Sec. 7.5  General Fiduciary Standard.   Each fiduciary shall discharge his duties with respect to the Plan solely in the interests of Participants and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

    Sec. 7.6  Waiver of Notice.   Any notice required hereunder may be waived by the person entitled thereto.

    Sec. 7.7  Agent for Legal Process.   The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

    Sec. 7.8  Indemnification.   In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person's services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

    Sec 7.9  Correction of Errors.   It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Trustee. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company, in its discretion, considers appropriate. Such adjustments shall be final and binding on all persons.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN

    Sec. 8.1  Amendment.   The Board may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals; provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given to each Participant then participating in the Plan. Notwithstanding the above, the Board authorizes the Committee to amend the Plan to make changes to the Crediting Rate Alternatives by either adding any new or deleting any existing Crediting Rate Alternative, and to impose limitations on selection of or deferral into any Crediting Rate Alternative by the action of the Committee. Such changes will be considered an Amendment to this Plan and shall be effective without further action by the Board.

    Sec. 8.2  Automatic Termination of Plan.   The Plan shall terminate only under the following circumstances. The Plan shall automatically terminate upon a determination by the Company that a final decision of a court of competent jurisdiction has declared that the Participants under the Plan are in constructive receipt under the Internal Revenue Code of their vested Plan benefits.

    Sec. 8.3  Payments Upon Automatic Termination.   Upon any Plan termination under Sec. 8.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. The Company will pay all Participants the value of each Participant's Deferral Accounts in a lump sum, determined as if each Participant had a Termination of Employment on the date of such termination of the Plan and elected to be paid as soon as possible following Termination of Employment.

    Sec. 8.4  Payments Upon Change of Control.   Notwithstanding any provision of this Plan to the contrary, if a "Change of Control" as defined in the Target Corporation Deferred Compensation Trust Agreement (as it may be amended from time to time) occurs and results in funding of the trust established under that Agreement, each Participant (or Beneficiary of a deceased Participant) will be paid the entire value of his or her Deferral Accounts in a lump sum, determined as if the Participant's Retirement had occurred on the date the Change of Control occurs, and the Participant had elected to be paid his or her entire benefit in a lump sum as soon as possible following Retirement. However, this section shall not apply, and no amounts shall be payable to Participants or Beneficiaries under this section, in the event the assets of said trust are returned to the Participating Employers pursuant to the Trust Agreement because no change of Control actually occurred.

ARTICLE IX
MISCELLANEOUS

    Sec. 9.1  Unsecured General Creditor.   Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company ("Policies"). Such Policies or other assets of Participating Employers shall not be held under any trust (except they may be placed in a Rabbi Trust) for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Participating Employers under this Plan. Any and all of a Participating Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Participating Employer. Participating Employers obligations under the Plan shall be merely that of an unfunded and unsecured promise of a Participating Employer to pay money in the future.

    Sec. 9.2  Nonassignability.   Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, commute or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    Sec. 9.3  Protective Provisions.   Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant's participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan, provided, that in the Company's sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such misstatement or nondisclosure.

    Sec. 9.4  Validity.   In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

    Sec. 9.5  Notice.   Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    Sec. 9.6  Applicable Law.   This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.

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TARGET CORPORATION DIRECTOR DEFERRED COMPENSATION PLAN
ARTICLE I GENERAL
  Sec. 1.1 Name of Plan .
  Sec. 1.2 Purpose .
  Sec. 1.3 Effective Date .
  Sec. 1.4 Company .
  Sec. 1.5 Participating Employers .
  Sec. 1.6 Construction and Applicable Law .
  Sec. 1.7 Rules of Construction .
ARTICLE II DEFINITIONS
  Sec. 2.1 Beneficiary .
  Sec. 2.2 Benefit Deferral Period .
  Sec. 2.3 Board .
  Sec. 2.4 Committee .
  Sec. 2.5 Crediting Rate .
  Sec. 2.6 Crediting Rate Alternative .
  Sec. 2.7 Cumulative Deferral Amount .
  Sec. 2.8 TGT 401(k) Plan .
  Sec. 2.9 Deferral Account .
  Sec. 2.10 Director .
  Sec. 2.11 Earnings .
  Sec. 2.12 Employee .
  Sec. 2.13 Enhancement .
  Sec. 2.14 Enrollment Agreement .
  Sec. 2.15 Participant .
  Sec. 2.16 Person .
  Sec. 2.17 Plan Year .
  Sec. 2.18 Rate of Return Alternative Change Form .
  Sec. 2.19 Retirement .
  Sec. 2.20 Signature .
ARTICLE III ELIGIBILITY
  Sec. 3.1 Eligibility .
  Sec. 3.2 No Guarantee of Continued Directorship .
ARTICLE IV PARTICIPATION AND BENEFITS
  Sec. 4.1 Election to Participate .
  Sec. 4.2 Deferral Accounts .
  Sec. 4.3 Crediting Rate Alternatives .
  Sec. 4.4 Benefit Payment Elections .
  Sec. 4.5 Crediting .
  Sec. 4.6 Statement of Accounts .
ARTICLE V CERTAIN BENEFIT PAYMENTS
  Sec. 5.1 Termination of Enrollment in Plan. .
  Sec. 5.2 Survivor Benefits .
  Sec. 5.3 Small Benefit .
  Sec. 5.4 Withholding .
  Sec. 5.5 Lump Sum Payout Option .
ARTICLE VI BENEFICIARY DESIGNATION
ARTICLE VII ADMINISTRATION OF PLAN
  Sec. 7.1 Administration by Company .
  Sec. 7.2 Certain Fiduciary Provisions .
  Sec. 7.3 Evidence .
  Sec. 7.4 Records .
  Sec. 7.5 General Fiduciary Standard .
  Sec. 7.6 Waiver of Notice .
  Sec. 7.7 Agent for Legal Process .
  Sec. 7.8 Indemnification .
  Sec 7.9 Correction of Errors .
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN
  Sec. 8.1 Amendment .
  Sec. 8.2 Automatic Termination of Plan .
  Sec. 8.3 Payments Upon Automatic Termination .
  Sec. 8.4 Payments Upon Change of Control .
ARTICLE IX MISCELLANEOUS
  Sec. 9.1 Unsecured General Creditor .
  Sec. 9.2 Nonassignability .
  Sec. 9.3 Protective Provisions .
  Sec. 9.4 Validity .
  Sec. 9.5 Notice .
  Sec. 9.6 Applicable Law .